Exhibit 10.3

AGREEMENT

This AGREEMENT is made and entered into as of November 5, 2008, among BGC Partners, Inc., a Delaware corporation (“BGCP”), on behalf of itself and its direct and indirect, current and future, subsidiaries (collectively, “BGC”) and CANTOR FITZGERALD, L.P., a Delaware limited partnership (“CFLP”), on behalf of itself and its direct and indirect, current and future, subsidiaries and affiliates, other than BGC (collectively, “Cantor”).

W I T N E S S E T H:

WHEREAS, Cantor has the resources and capacity to provide certain clearing services with respect to securities transactions initiated by BGC or its customers involving U.S. Treasury and U.S. Government Agency securities (collectively, “Clearing Services”);

WHEREAS, since the closing of the Merger, the Cantor, through its affiliates, has been providing Clearing Services to BGC and continues to be willing to provide or arrange for the provision of Clearing Services to BGC, all upon the specific terms and conditions set forth in certain clearing services agreements entered into prior to the date hereof or expected to be entered into in the future (the “Clearing Agreements”)

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed as follows:

1. Term.

The term of this Agreement shall commence as of the date set forth above and shall remain in effect until terminated by either Party (the “Term”). To terminate the agreement, either party shall give written notice to the other party at least 90 days in advance of its desire to terminate this Agreement, in which event this Agreement shall end with respect to the terminating party on the first business day after the end of such 90 day period.

2. Provided Assets.

(a) So long as Clearing Services are being provided by Cantor to BGC, CFLP shall be entitled to request from BGCP, and BGCP shall post as soon as practicable after receipt of such request, cash or other property acceptable to Cantor in an amount reasonably requested by CFLP (the “Provided Assets”). The amounts requested shall reflect Cantor’s reasonable determination of its’ or its affiliates’ required capital requirements in connection with the Clearing Services and/or potential additional funds which may be required to replace Cantor funds being otherwise utilized to post capital requirements for the benefit of BGC. This Agreement shall not require BGC to provide cash or property which is required to be maintained by BGC to meet the capital requirements of its regulated entities or the needs of the ordinary operation of its businesses. CFLP shall not be required to pay any interest on such Provided Assets.

(b) Any request by CFLP for Provided Assets hereunder shall be made in writing (via letter or email) to the Chief Financial Officer of BGCP. Each provision or transfer by BGC of cash, securities or property shall be accompanied by written notification (via letter or e-mail) to CFLP.

(c) As promptly as practicable following termination of this Agreement by either party in accordance with Section 1, Cantor shall return the Provided Assets to BGC. BGCP shall further be permitted to withdraw a portion of the Provided Assets from time to time only if mutually agreed by BGCP and CFLP that funds in excess of amounts reasonably required by CFLP have been deposited.

(d) To the extent required, CFLP and BGC shall cause their subsidiaries to amend their pre-existing clearing agreement to implement the terms and conditions of this agreement, and to obtain regulatory approval for such amendments as may be required.

3. Miscellaneous.

(a) This Agreement and all the covenants herein contained shall be binding upon the parties hereto, their respective heirs, successors, legal representatives and assigns. No party shall have the right to assign all or any portion of its obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other party.

(b) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. References to writing includes any method of reproducing words in a legible and non-transitory form. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified or amended except by a writing signed by officers of each of the parties hereto.

(c) This Agreement constitutes the entire Agreement of the parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof.

(d) This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

(e) This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

(f) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(g) The parties of this Agreement understand and agree that any or all of the obligations of Cantor set forth herein may be performed by any of its subsidiaries, other than BGC or any of its subsidiaries. In addition, CFLP may cause any or all of the benefits due to Cantor to be received by any of its subsidiaries, other than BGCP or any of its subsidiaries. BGCP may cause any or all of the benefits due to BGC to be received by any of its subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

CANTOR FITZGERALD, L.P.

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman, Chief Executive Officer and President

BGC PARTNERS, INC.

By:	/s/ Lee M . Amaitis
	Name:	Lee M. Amaitis
	Title:	Co-Chief Executive Officer

[Signature Page for Clearing Capital Agreement, dated as of November 5, 2008, between

Cantor Fitzgerald, L.P. and BGC Partners, Inc.]